Exhibit 4.26

1st January 2012

TEEKAY LNG OPERATING LLC

-and-

TEEKAY SHIPPING LIMITED

BUSINESS DEVELOPMENT SERVICES AGREEMENT

TLO/TSL ADMIN SERVICES AGREEMENT	1

THIS AGREEMENT is made effective the 1st day of January 2012

BETWEEN:

(1)	TEEKAY LNG OPERATING LLC, a limited liability company incorporated under the laws of the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (‘TLO’); and

(2)	TEEKAY SHIPPING LIMITED, a company incorporated under the laws of the Commonwealth of the Bahamas with Company Registration Number 5621 B whose registered office is at Bayside House, Bayside Executive Park, West Bay Street & Blake Road, P.O. Box A.P. 59213, Nassau, The Bahamas (‘TSL’)

WHEREAS:

A.	TLO is a corporation which, inter alia, is directly and indirectly engaged in the business of international shipping, holding all of the issued and outstanding shares in a number of vessel owning corporations and being the sole member of a number of vessel owning limited liability companies;

B.	TSL is a wholly owned subsidiary of Teekay Corporation (“TSC”) and is a provider of a variety of global shipping and associated administrative services; and

C.	TLO wishes to contract the services of TSL as described herein and TSL is willing to perform the services under the terms of this Agreement.

NOW THEREFORE this Agreement witnesses that in consideration of the mutual covenants and agreements herein contained the parties hereto agree as follows:

1	Definitions

1.1	In this Agreement the following terms shall have the meanings set out below:

1.1.1	‘Services’ means all matters and services described in Schedule A hereto.

1.1.2	‘Service Fee’ means the fee calculated in accordance with the terms set out in Schedule B hereto.

1.1.3	‘TSC Group’ means TSC any and all direct and indirect subsidiaries and affiliates of Teekay Corporation.

1.1.4	‘TLO Group’ means TLO any and all direct and indirect subsidiaries and affiliates of TLO.

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1.2	Interpretation: In this Agreement:

1.2.1	References to persons include references to bodies corporate and unincorporate.

1.2.2	Unless the context requires otherwise, words In the singular number include the plural number and vice versa.

1.2.3	Words in one gender shall include all other genders.

1.2.4	Clause headings are inserted for convenience only and shall not effect the construction of this Agreement and, unless otherwise specified, all references to clauses and schedules are to clauses of, and schedules to, this Agreement.

2	Appointment

2.1	TLO hereby appoints TSL to provide, and TSL hereby agrees to provide, the Services for TLO subject to and upon the terms and conditions set out in this Agreement.

3	Services

3.1	TSL shall, except as otherwise instructed by TLO in writing, perform all or any of the Services for TLO as TLO may from time to time reasonably request.

3.2	TSL shall retain or procure at all times qualified staff so as to maintain a level of expertise sufficient to provide the Services for TLO in accordance with this Agreement.

3.3	In exercise of its duties hereunder, TSL shall act in accordance with TLO’s corporate policies and standards as communicated to it by TLO from time to time and TSL shall at all times perform the Services diligently and in a commercially reasonable manner and be responsible to TLO for the due and proper performance of the same.

3.4	TSL shall keep full and proper books, records and accounts showing clearly all transactions relating to its provision of the Services in accordance with established general commercial practices and in accordance with generally accepted accounting principles, and allow TLO and its representatives to audit and examine such books, records and accounts at any time during customary business hours.

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4	Fees and Expenses

4.1	In return for TSL providing the Services for TLO, TLO shall pay to TSL the Service Fee as determined, and by installments as set out, in Schedule B hereto.

5	Subcontracting

5.1	TSL shall not assign, sub-contract or sub-license any of the obligations or rights hereunder to any party that is not a member of the Teekay Corporation Group without the prior written consent of TLO and provided that in all cases TSL shall remain responsible for the due fulfillment of this Agreement.

6	Termination and Variation

6.1	Either party may terminate this Agreement upon giving to the other party at least sixty (60) days prior written notice of the effective date oftermination.

6.2	This Agreement shall automatically terminate:

6.2.1	should TLO no longer directly or indirectly be engaged in the business of international shipping;

6.2.2	at the option of the party not in breach, if either party breaches a material obligation of this Agreement and fails to remedy the breach within thirty (30) days after written notice thereof;

6.2.3	at the option of the other party, if a party makes a general assignment for the benefit of its creditors, files a petition in bankruptcy or for liquidation, is adjudged insolvent or bankrupt, commences any proceedings for a reorganization or arrangement of debts, dissolution, or liquidation under any law or statute or any jurisdiction applicable thereto, or if any such proceedings shall be commenced and not dismissed or otherwise disposed of within sixty (60) days; or

6.2.4	if a final judgment, order or decree which materially and adversely affects the ability of either party to perform its obligations under this Agreement shall have been obtained or entered against the other party and such judgment, order or decree shall not have been vacated, discharged or stayed.

6.3	Upon termination of this Agreement the Service Fee payable to TSL shall be calculated and paid to the actual date of termination. Any overpayment shall be refunded to TLO and any underpayment shall be paid to TSL.

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6.4	In the event of tennination as herein provided TLO will be fully responsible and liable for any cost or expense incurred by TSL in connection with the provision of the Services prior to such termination or as a consequence of such termination and TSL shall remain liable to TLO to account for monies received by TSL in connection with the provision of the· Services prior to termination and not expended prior to or as a consequence of termination.

7	Ratification and indemnification

7.1	TLO ratifies and confirms and undertakes at all times to ratifY and confirm whatever may be properly done or caused to be done by TSL in the provision of the Services.

7.2	TLO undertakes to keep TSL and its employees and agents indemnified and to hold them harmless against all actions, proceedings, claims, demands, or liabilities whatsoever which may be brought against them due to this Agreement including, without limitation, all actions, proceedings, claims, demands or liabilities brought under the environmental laws of any jurisdiction, and against and in respect of all costs and expenses (including legal costs and expenses on a full indemnity basis) they may suffer or incur due to defending or settling any or all of the same, provided however, that such indemnity shall exclude any or all losses, actions, proceedings, claims, demands, costs, damages, expenses and liabilities whatsoever which may be caused by or due to the negligence or willful misconduct of TSL or its employees or agents.

8	Force Majeure

8.1	Neither party shall be liable for any failure to perform its obligations under this Agreement due to any cause beyond its reasonable control.

9	Entire Agreement

9.1	This Agreement forms the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces all previous agreements, written or oral, with respect to the subject matter hereof.

10	Severability

10.1	If any provision herein is held to be void or unenforceable, the validity and enforceability of the remaining provisions herein shall remain unaffected and enforceable.

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11	Relationship between the Parties

11.1	The relationship between the parties is that of independent contractor. Nothing herein shall be interpreted so as to create a partnership, joint venture, employee or agency relationship between TSL and TLO or any member of the TLO Group.

12	Confidential Information

12.1	TSL shall keep confidential, both during and after the currency of this Agreement, all information relating in any way to TLO or any member of the TLO Group that it has acquired or developed in the course of providing the Services under this Agreement. The foregoing shall not apply to such information which is generally known to the public other than by way of breach of this Agreement by TSL and shall not apply to the extent that TSL is required by law to disclose any such information. TSL shall not make use of such information for any purpose other than in the course of providing the Services hereunder. TLO shall be entitled to any equitable remedy available at law or equity, including specific performance, against a breach by TSL of this obligation. TSL shall not resist such application for relief on the basis that TLO has an adequate remedy at law, and TSL shall waive any requirement for the securing or posting of any bond in connection with such remedy.

13	Surrender of Books and Records

13.1	Upon termination of this Agreement TSL shall forthwith surrender to TLO any and all books, records, documents and other property in the possession or control of TSL relating to this Agreement and to the business, finance, technology, trademarks or affairs of TLO and any member of the TLO Group and except as required by law shall not retain any copies of the same.

14	Currency

14.1	Unless otherwise Dollars. stated, all currency references herein are to United States

15	Law and arbitration

15.1	This Agreement shall for all purposes be governed and construed in accordance with the laws of England & Wales. Any dispute arising out of this Agreement shall be referred to the exclusive jurisdiction of the High Court of England & Wales at London, England, subject to the procedures applicable thereto.

16	Modification and Benefit

16.1	This Agreement shall not be amended, altered or modified except by an instrument in writing executed by the parties hereto and shall be binding upon and inure to their benefit and be binding and inure to the benefit of their respective successors and assigns.

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17	Notice

17.1	All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be in writing and shall be given either by hand or by fax to the addresses below and shall be deemed to have been given when actually received:

If to TLO:	If to TSL:

Teekay LNG Operating LLC Suite No. 1778 48 Par-la-Ville Road Hamilton, HM 11 Bermuda	Teekay Shipping Limited Suite No. 1778 48 Par-la-Ville Road Hamilton, HM 11 Bermuda

Attn: Secretary	Attn: Director

Fax: (441) 2923931	Fax: (441) 292 3931

18	Waiver

18.1	The failure of either party to enforce any term of this Agreement shall not act as a waiver. Any waiver must be specifically stated as such in writing

19	Counterparts

19.1	This Agreement may be executed in one or more signed counterparts, facsimile or otherwise, which shall together form one instrument.

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IN WITNESS whereof the parties hereto have caused this Agreement to be executed by their duly authorized officers the day and year first above written

TEEKAY LNG OPERATING LLC		TEEKAY SHIPPING LIMITED

By:		By:
Name:	MARK CAVE	Name:	MARK CAVE
Title:	DIRECTOR	Title:	DIRECTOR

TLO/TSL ADMIN SERVICES AGREEMENT	8

SCHEDULE ‘A’

SERVICES

TSL shall provide for TLO such of the Services as TLO shall from time to time request and direct TSL to provide for it pursuant to Section 3 of this Agreement.

In this Agreement ‘Services’ means all matters and activities including but not limited to those listed below:

1)	Business Development Services

a)	researching macroeconomic trends affecting the oil tanker markets;

b)	developing and implementing strategic plans for the purpose of expanding existing business as well as developing new business;

c)	providing advice regarding the negotiating and arranging the purchase, sale and financing of vessels;

d)	coordinating construction of new vessels in various shipyards around the world;

e)	monitoring and evaluating ship construction and scrapping activities in order to assess available tonnage;

f)	providing advice and making introductions to enable TLO to develop strategic alliances;

g)	assisting in implementing strategic business decisions such as new joint ventures or profit pooling arrangements;

h)	monitoring and analyzing markets worldwide on a continuous basis to stay abreast of market activities and potential business opportunities;

i)	providing advice regarding strategic customer relations;

j)	all such other business development services as TLO may request from TSL from time to time.

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SCHEDULE ‘B’

SERVICE FEE

1	In return for the provision of the Services by TSL for TLO, TLO shall pay to TSL an annual Service Fee for each calendar year during the term of this Agreement divided into Twelve (12) equal monthly installments payable in advance and which is equal to the annual aggregate amount of such costs and expenses (the ‘Costs and Expenses’) as TSL may reasonably incur in connection with the provision of the Services plus a reasonable profit mark-up to be agreed upon and reviewed annually by the parties to this Agreement and which shall be consistent with the guidelines of the Organization for Economic Cooperation and Development (‘OECD’) for transfer pricing as well as local rules and regulations.

2	In respect of each calendar year during the term of this Agreement, TSL shall prepare an estimate of the Costs and Expenses it reasonably expects to incur during such year and shall submit such estimate to TLO within Fourteen (14) days of the last day of the immediately preceding year.

3	The calculation of TSL’s aforesaid estimated Costs and Expenses may be adjusted from time to time by agreement between the parties, and the Service Fee payable by TLO shall be re-calculated accordingly.

4	Within Ninety (90) days (or such longer period as the parties shall agree) after the end of each year, TSL shall submit to TLO an accounting of the Costs and Expenses it has incurred in that year (the ‘Actual Costs and Expenses’).

5	Fourteen (14) days (or such longer period as the parties shall agree) after the date on which TSL delivers such accounting of its Actual Costs and Expenses:

a)	where the aggregate of all Service Fees paid in the relevant year, is less than the Actual Costs and Expenses with the agreed profit mark-up (if any), TLO shall pay an Adjustment to TSL;

b)	where the aggregate of all Service Fees paid in the relevant year, is greater than the Actual Costs and expenses with the agreed profit mark-up (if any), TSL shall pay an Adjustment to TLO; and

c)	where the aggregate of all Service Fees paid in a year, is equal to the Actual Costs and Expenses with the agreed profit mark-up (if any), no Adjustment is payable.

6.	For the purposes hereof’Adjustment’ means a payment (made in accordance with the foregoing) in the amount of the difference between the aggregate of all Service Fees paid in a year, and the Actual Costs and Expenses with the agreed profit mark-up (if any) incurred in that year.

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